Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, please contact:

Suzanne Yaeger

Director of Marketing

214.234.9338 x8116

press@isc8.com

MKR Group, Inc.

Investor Relations

Todd Kehrli or Charles Messman

323.468.2300

ISCI@mkr-group.com

ISC8 Completes Acquisition of Key Assets of Bivio Networks

Expands Network Cybersecurity Offering by Detecting Targeted Cyber Attacks using “Big Data” Intelligence

COSTA MESA, CALIFORNIA — October 16, 2012—ISC8® Inc. (OTCBB:ISCI.OB, “ISC8” or the “Company”), a provider of intelligent cybersecurity solutions, today announced the completion of its acquisition of key assets of Bivio Networks.

“It is clear from both market and customer feedback that Advanced Persistent Threats, or Targeted Cyber Attacks, are the biggest Cybersecurity menace that governments, militaries and corporations face today,” said Bill Joll, president & CEO of ISC8. “With the close of the Bivio transaction, we now have a complete suite of products and technologies for helping these organizations with this most pressing cybersecurity problem, specifically the ability to detect these threats while the attack is ongoing. We also provide the supporting forensic evidence for these threats, which have typically remained undetected for a period of months to more than a year. The only way to truly detect these sophisticated attacks while they are ongoing to is to solve the Big Data problem with real time deep analysis of network traffic, which is a problem we have solved. This acquisition brings significant business synergies and is a defining moment for ISC8 as we accelerate our cybersecurity business efforts.”

ISC8 announced on September 4, 2012 that it had entered into an agreement to acquire certain cybersecurity related assets of Bivio Networks, Inc., a leading provider of cybersecurity solutions and products. The acquisition provides ISC8 with advanced products and technologies for Security Intelligence, Incident Response, Content Control and mitigation of Advanced Persistent Threats (APTs) in enterprise, service provider and government networks. ISC8 purchased the NetFalcon and Network Content Control System business units of Bivio Networks, including all related intellectual property, sales, engineering, managerial, and other operational resources.

In addition, ISC8 will acquire an installed base consisting of nine accounts including leading Tier 1 service providers, enterprises and government agencies worldwide. The acquired assets are expected to be accretive to ISC8’s EBITDA within the next twelve months. The acquisition is expected to accelerate the growth of ISC8’s cybersecurity business by adding existing customer accounts, a significant pipeline, a receivables backlog, an installed base and a global sales force.

ISC8 will be filing an 8K highlighting final terms of the transaction.

About ISC8

ISC8 is actively engaged in the development and sale of intelligent cybersecurity solutions for commercial and government environments worldwide. ISC8’s Cyber products are aimed at detecting next-generation malware and Advanced Persistent Threats (APTs). ISC8 provides hardware, software and service offerings that enable Enterprise Threat Management leveraging anti-tamper, 3D stacked chip assemblies, high-speed processors, and miniaturized sensors - all technologies it has developed. ISC8 was founded in 1974 and is headquartered in Costa Mesa, California. For more information about ISC8 visit www.isc8.com.

About Bivio Networks

Founded in 2000, Bivio Networks is dedicated to providing leading networking products that enable government agencies and service providers to control, monitor, and secure critical network infrastructure. A leader in cyber intelligence, cybersecurity and network control solutions, Bivio has deployed its products in a wide range of solutions. Bivio’s global customer base includes leading service providers and intelligence agencies. Bivio is privately held and is headquartered in the San Francisco Bay Area with office locations worldwide.

ISC8 Statement Under the Private Securities Litigation Reform Act

This release may contain information about future expectations, plans and prospects of ISC8’s management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, competitive forces, general economic, market or business conditions, the effects of any attempts to intentionally disrupt our services or network by hackers or others, changes in ISC8’s technologies such that they are no longer inter-operable, failure of customers to adopt, or delays in their adoption of, ISC8 products or services discussed above, and other factors, most of which are beyond ISC8’s control, as well as those discussed in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q, and other documents periodically filed with the SEC. Except as required by law, we undertake no obligation to revise or update publicly any forward-looking statements for any reason.